Table of Contents

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: October 8, 2007

Yadkin Valley Financial Corporation

North Carolina	56-0905827
(State of incorporation)	(I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina	28621-3404
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (336) 526-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 2 pages, plus exhibit

Table of Contents

Item 7.01 Regulation FD Disclosure
Yadkin Valley Financial Corporation (Nasdaq: YAVY — news) has scheduled meetings with investors on Tuesday, October 9, 2007 in New York and has updated several presentation slides from its August 2007 meetings in Chicago. The updated slides only are attached and are numbered consistently with the August presentation. Bill Long, President and Chief Executive Officer, Steve Robinson, Executive Vice President, and Edwin Laws, Vice President and Chief Financial Officer will meet with the investors. The complete power point slide presentation will also be available on the Bank’s website (www.yadkinvalleybank.com) by Tuesday morning at 9:00 a.m. At the home page select “access investor relations,” select “access investor relations” again, click “OK” when prompted by the pop-up box about leaving the website, and then click “presentations.”
Yadkin Valley Bank and Trust Company, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-four full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices are located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), East Bend, Jonesville and Yadkinville (Yadkin County), and Pfafftown (Forsyth County) . The offices in Mooresville and Statesville (Iredell County), Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank.” Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank.” On April 16, 2007, the Bank opened a loan production office in Wilmington, North Carolina under the Yadkin Valley Bank name. Sidus Financial, LLC, as subsidiary of the Bank, provides mortgage lending services to customers in North Carolina, South Carolina, Virginia, Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, Pennsylvania, Tennessee and West Virginia.
Item 9.01 (d)
Exhibits
99.1	Press Release

99.2	Slide Presentation
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Financial Corporation

By:	/s/ Edwin E. Laws Edwin E. Laws
Vice President and Chief Financial Officer

Date:	October 8, 2007